Exhibit 5.1

30 March 2010

Diageo Capital plc	Your reference
Edinburgh Park 5 Lochside Way Edinburgh EH12 9DT United Kingdom and Diageo plc Lakeside Drive London NW10 7HQ United Kingdom	Our reference SRBP/ES/FZA Direct line 020 7090 3131

Dear Sirs,

Offer to exchange up to U.S.$ 1,000,000,000 aggregate principal amount of 7.375%
notes due 2014 issued by Diageo Capital plc (the “Issuer”) and guaranteed by
Diageo plc (the “Guarantor”) (the “Old Notes”) for up to U.S.$ 1,000,000,000
aggregate principal amount of new notes due 2020 issued by
the Issuer and guaranteed by the Guarantor (the “New Notes”) and cash consideration

We have acted as English legal advisers to the Guarantor in connection with the offer to exchange the Old Notes for the New Notes which will be governed by the Indenture (as defined below) and cash consideration.

This opinion is delivered in connection with the registration statement in respect of the offer to exchange the Old Notes for the New Notes and cash consideration (the “Exchange”) on Form F-4 of the Issuer and the Guarantor to be filed with the United States Securities and Exchange Commission (the “SEC”) on or around 30 March 2010 (the “Registration Statement”).  We have not been concerned with investigating or verifying the facts set out in the Registration Statement.

For the purpose of this opinion, we have examined copies or drafts of the following documents:

1.             the indenture dated 3 August 1998 entered into between the Issuer, the Guarantor and the Bank of New York (the “Indenture”) including the form of guarantees to be given by the Guarantor in relation to the New Notes (the “Guarantee”);

2.             a copy of a meeting of the board of directors of the Guarantor dated 29 April 1998 attached to the Deputy Secretary’s Certificate referred to in paragraph 5 below;

3.             a copy of an extract from the minutes of a meeting of the board of directors of the Guarantor held on 29 March 2010 attached to the Deputy Secretary’s Certificate referred to in paragraph 5 below;

4.             a copy of an extract from the minutes of a meeting of the Finance Committee of the Guarantor held on 29 March 2010 attached to the Deputy Secretary’s Certificate referred to in paragraph 5 below;

5.             the deputy secretary’s certificate dated 30 March 2010 in respect of the Guarantor (the “Deputy Secretary’s Certificate”); and

6.             entries shown on CH Direct print outs obtained by us from the Companies House database at around 16:30 p.m. on 30 March 2010 of the file of the Guarantor maintained at Companies House (the “Company Searches”).

This letter sets out our opinion on certain matters of the law of England and Wales as at today’s date.  We have not made an investigation of, and do not express any opinion on, any other law.  This letter is to be construed in accordance with the law of England and Wales.

In relation to paragraph 5 only, this opinion is also based on United Kingdom tax law as currently applied by the Courts of England and Wales and on published practice of Her Majesty’s Revenue and Customs in each case as applied at the date of this opinion.

For the purposes of this letter we have assumed:

(i)           that the Guarantee in substantially the form examined by us will have been duly executed and delivered by the parties thereto;

(ii)          that the Indenture in substantially the form examined by us was duly executed and delivered by the parties thereto and it has not been modified, amended or superseded;

(iii)         that all signatures of the executed documents which, or copies of which, we have examined are genuine;

(iv)          the conformity to original documents of all copy or draft documents examined by us and that the copy of the memorandum and articles of association of the Guarantor examined by us (which is attached to the Deputy Secretary’s Certificate) is complete and accurate and conforms to the original;

(v)           the Indenture and the Guarantee are valid and binding on the parties under the laws of the State of New York (“New York law”) by which the Indenture and the Guarantee are expressed to be governed;

(vi)          that the Issuer has the capacity, power and authority to effect the Exchange and the execution, delivery or issue of the New Notes;

(vii)         that no law of any jurisdiction outside England and Wales would render such Exchange, execution, delivery or issue illegal or ineffective and that, insofar as any obligation under the Indenture and the Guarantee is performed in, or is otherwise subject to, any jurisdiction other than England and Wales, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction;

(viii)        that each New Note will be in the form set out in Article Two of the Indenture and will be subject to the terms and conditions of the Indenture;

(ix)           that the New Notes will be duly issued, authenticated and delivered in accordance with the Indenture;

(x)            that the terms and conditions applicable to the New Notes will not be inconsistent with the Registration Statement;

(xi)           that (1) the information disclosed by the Company Searches and by our telephone search on 30 March 2010 at 15:56 p.m. at the Central Registry of Winding-up Petitions in relation to the Guarantor (together the “Searches”) was then complete, up-to-date and accurate and has not since then been altered or added to and (2) the Searches did not fail to disclose any information relevant for the purposes of this opinion;

(xii)          that (i) no proposal for a voluntary arrangement, and no moratorium has been obtained, in relation to the Guarantor under Part I of the Insolvency Act 1986, (ii) the Guarantor has not given any notice in relation to or passed any voluntary winding-up resolution, (iii) no application has been made or petition presented to a court, and no order has been made by a court, for the winding-up or administration of the Guarantor, and no step has been taken to dissolve the Guarantor, (iv) no liquidator, administrator, receiver, administrative receiver, trustee in bankruptcy or similar officer has been appointed in relation to the Guarantor or any of its assets or revenues, and no notice has been given or filed in relation to the appointment of such an officer, and (v) no insolvency proceedings or analogous procedures have been commenced in any jurisdiction outside England and Wales in relation to the Guarantor or any of its assets or revenues;

(xiii)         that the minutes referred to in paragraphs 2, 3 and 4 above are a true record of the proceedings described therein of duly convened, constituted and conducted meetings of the Guarantor’s board of directors (and of the Finance Committee thereof) acting in the interests and for a proper purpose of the Guarantor and that the relevant meeting was duly held and that the authorisations given thereat have not subsequently been amended, revoked or superseded and that, in making any subsequent decision, the directors of the Guarantor and any committee or person to whom they have delegated any such decision will act in the interests and for a proper purpose of the Guarantor;

(xiv)        that the directors of the Guarantor have complied with their duties as directors in so far as relevant to this opinion letter;

(xv)         that the Indenture and the Guarantee are entered into by the Guarantor in good faith and in furtherance of its objects under its memorandum and articles;

(xvi)        that the Indenture and the Guarantee are in the best interests and to the advantage of the Guarantor;

(xvii)       the accuracy and completeness of the statements made in the Deputy Secretary’s Certificate;

(xviii)      that, for United Kingdom tax purposes, each of the Guarantor and the Issuer is resident in, and only in, the United Kingdom; and

(xix)         that the Indenture, the Guarantee and the New Notes have the same meaning and effect as if they were governed by English law.

Based on and subject to the foregoing and subject to the reservations mentioned below and to any matters of fact not disclosed to us, we are of the opinion that:

1.            The Guarantor is a public limited company duly incorporated under the laws of England and Wales and is a validly existing company.

2.            The Indenture and the Guarantee have been duly authorised by the Guarantor.

3.            The Indenture was duly executed and delivered by the Guarantor.

4.            On the assumption that the Indenture and the Guarantee create valid and binding obligations of the parties under New York law, English law will not prevent any provisions of the Indenture and the Guarantee when executed and delivered, from being valid and binding obligations of the Guarantor.

5.            The statements in the Registration Statement in the fifth sentence of the section headed “Enforceability of Certain Civil Liabilities”, in the last paragraph of the section headed “Description of the New Notes - Payment of Additional Amounts” and in the section headed “United Kingdom Taxation Considerations”, insofar as they are summaries of tax considerations or refer to statements of law or legal conclusions, in all material respects present fairly the information shown.

Our reservations are as follows:

I.             Undertakings, covenants and indemnities contained in the Indenture or the Guarantee may not be enforceable before an English court insofar as:-

(i)            they purport to require payment or reimbursement of the costs of any unsuccessful litigation brought before an English court; or

(ii)           they would involve the enforcement of foreign taxation or penal laws.

II.           Insofar as any obligation under the Indenture or the Guarantee is to be performed in any jurisdiction other than England and Wales, an English court may have to have regard to the law of that jurisdiction in relation to the manner of performance and the steps to be taken in the event of defective performance.

III.          We express no opinion as to whether specific performance, injunctive relief or any other form of equitable remedy would be available in respect of any obligation of the Guarantor under or in respect of the Indenture or the Guarantee.

IV.           The obligations of the Guarantor under or in respect of the Indenture or the Guarantee will be subject to any law from time to time in force relating to liquidation or administration or any other law or legal procedure affecting generally the enforcement of creditors’ rights.

V.            In our opinion under English law there is doubt as to the enforceability in the United Kingdom, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated solely upon the United States Federal or State securities laws.

VI.          United Kingdom tax law and the practice of Her Majesty’s Revenue and Customs may change with retrospective effect.

VII.         The Searches are not conclusive as to whether or not insolvency proceedings have been commenced in relation to the Guarantor or any of its assets. For example, information required to be filed with the Registrar of Companies or the Central Registry of Winding up Petitions is not in all cases required to be filed immediately (and may not be filed at all or on time); once filed, the information may not be made publicly available immediately (or at all); information filed with a District Registry or County Court may not, and in the case of administrations will not, become publicly available at the Central Registry; and the Searches may not reveal whether insolvency proceedings or analogous procedures have been commenced in jurisdictions outside England and Wales.

This opinion is addressed to you in connection with the filing of the Registration Statement.

We consent to the references to our name and opinion under the captions “Enforceability of Certain Civil Liabilities”, “Tax Considerations — United Kingdom Taxation Considerations” and “Validity of the New Notes and Guarantees” in the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required within section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Yours faithfully,

/s/ SLAUGHTER AND MAY